EXHIBIT 99.1
NEWS

Mariner Energy Announces Pending Management Change
Houston, TX – June 29, 2006 – Mariner Energy, Inc. (NYSE: ME) announced today that Rick G. Lester, Vice President and Chief Financial Officer, has advised the company of his desire to leave the company in the near future in order to pursue personal interests. Mr. Lester plans to continue in his current role through approximately August 15, 2006, and may continue thereafter on a consulting basis in order to facilitate a smooth transition. Mariner has commenced a search for his successor.
Mr. Lester joined the company in October 2004. Scott D. Josey, Chairman, Chief Executive Officer and President, said, “Rick joined Mariner at a critical point in its history, only a few months prior to the March 2005 private placement of our common stock. He then played a key role in the consummation of our recent merger transaction with Forest Oil Corporation, after which Mariner became a New York Stock Exchange listed company. We appreciate Rick’s contributions to the company and wish him the very best in his future endeavors.”
Mariner Energy, Inc. is an independent oil and gas exploration, development and production company with principal operations in the Gulf of Mexico and West Texas. For more information about Mariner, please visit its website at www.mariner-energy.com.
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements within the meaning of Section 27 of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “intends” and “will” (and other similar expressions) identify forward-looking statements. The forward-looking statements provided in this press release are based on the current belief of Mariner based on currently available information as to the outcome and timing of future events. Mariner cautions that these forward-looking statements are subject to known and unknown risks and uncertainties, which may cause the actual results and plans of Mariner to differ materially from those expressed or implied by the forward-looking statements. Investors are urged to read the Annual Report on Form 10-K for the year ended December 31, 2005 and other documents filed by Mariner with the Securities and Exchange Commission that contain important information including detailed risk factors. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mariner and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
For Further Information Contact:
Teresa G. Bushman, Senior Vice President, General Counsel and Secretary
ir@mariner-energy.com
(713) 954-5505